FOR IMMEDIATE RELEASE

Contact:	Vince C. Klinges
Chief Financial Officer
American Software, Inc
(404) 264-5477

AMERICAN SOFTWARE ANNOUNCES TAX TREATMENT OF 2019 DISTRIBUTIONS

ATLANTA, GA (January 10, 2020) - American Software, Inc. (NASDAQ: AMSWA) today announced a change in the reporting of distributions paid to its shareholders in 2019.

The Company previously reported all distributions as taxable dividends. The Company has determined that certain 2019 distributions are considered to be return of capital (non-dividend) distributions.

The change in tax treatment will also affect shareholders’ tax basis in their shares. To assist investors with tax reporting, Form 8937, Report of Organizational Actions Affecting Basis of Securities, has been included with the Form 1099-DIV statements mailed to shareholders. Form 8937 also has been posted on the Investor section of the Company’s website under “Investor Relations.”

Shareholders should consult their tax advisors to determine how this change may affect their 2019 taxes.

About American Software, Inc.
Atlanta-based American Software, Inc. (NASDAQ: AMSWA), delivers innovative demand-driven supply chain management and advanced retail planning platforms backed by more than 45 years of industry expertise. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large and Fortune 500 companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products, Red Wing Shoe Company, Verizon Wireless and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. DMI serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Halo Business Intelligence, a division of Logility, is an advanced analytics software provider leveraging an innovative blend of artificial intelligence and machine learning technology to drive greater supply chain performance. Halo customers include Aaron’s and Leatherman Tool Group. New Generation Computing, Inc., a wholly-owned subsidiary of American Software, powers the digital supply chain with the Andromeda Cloud Platform®, enabling brand owners and retailers to maximize revenue and profit by accelerating lead times, streamlining product development and supply chain management, and optimizing distribution. NGC customers include Brooks Brothers, Carter’s, Destination XL, Fanatics, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.